Exhibit 10.1
Robert R. Harl
327 East Friar Tuck Lane
Houston, Texas 77024

August 29, 2014

Willbros United States Holdings, Inc.
August 29, 2014

VIA FEDEX
Willbros United States Holdings, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
Attention: Chairman of the Board

Dear John:

Reference is made to that certain Employment Agreement dated as of September 20, 2010, between Willbros United States Holdings, Inc., a Delaware corporation (“WUSH”), and me, as amended by Amendment No. 1 thereto dated as of April 16, 2013, among WUSH, Willbros Group, Inc., a Delaware corporation (“WGI”), and me (as amended, the “Employment Agreement”). Any capitalized terms used in this waiver letter but not defined herein shall be defined in accordance with the Employment Agreement.

WUSH, WGI and I agree that I am entitled to the Succession Award and the Succession Award shall be paid to me on December 31, 2014 in accordance with the terms of Section 4.3 of the Employment Agreement. I hereby irrevocably waive any and all rights I may have under the Employment Agreement to receive a lump sum amount equal to 100% of my annual Base Salary pursuant to Section 7.1(a)(i) of the Employment Agreement in the event of an early termination of the Employment Agreement that is due to my Involuntary Separation from Service without Cause or my resignation for Good Reason.

During the remainder of the Employment Period, I hereby irrevocably waive any and all rights I may have under the Employment Agreement to terminate the Employment Agreement due to my resignation for Good Reason other than as a result of the occurrence of the event described in subparagraph (i) of the Good Reason definition in the Employment Agreement.

During the remainder of the Employment Period, I will not act on behalf of, or exercise any management responsibilities with respect to, WGI or any of its subsidiaries unless specifically requested by the Chairman of the Board of Directors of WGI.

In return for my waivers in this waiver letter, WUSH will pay me my current salary and benefits through January 1, 2015 unless I am terminated under subparagraphs (ii), (iii), (iv), (vi) or (vii) of the Cause definition in the Employment Agreement. Likewise, WUSH confirms that: (a) it will pay me my cash bonus for 2014, in accordance with the requirements of Section 4.2 of the Employment Agreement, (b) I will receive my LTI for 2014, in accordance with Section 4.3 of the Employment Agreement; and (c) all unvested LTI payments will vest automatically upon my resignation on January 2, 2015, in accordance with Section 4.3 of the Employment Agreement. I understand that, although my 2014 LTI is based on year-long performance metrics and will be calculated under those metrics at year-end, based on the results as of the date of this letter, I currently qualified for payment under those metrics.

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Willbros United States Holdings, Inc.
August 29, 2014

WUSH hereby irrevocably waives any and all right to terminate my employment under subparagraphs (i) and (v) of the Cause definition in the Employment Agreement, and waives my obligations (except as set forth in this waiver letter) under Section 3.2 of the Employment Agreement.

I hereby acknowledge and agree that this waiver letter and the events giving rise to this waiver letter shall not constitute an Involuntary Separation from Service for purposes of the Employment Agreement. I further acknowledge and agree that, effective as of the date hereof and during the remainder of the Employment Period, I will report directly to the Chairman of the Board of Directors of WGI.

This waiver letter may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

/s/ Robert R. Harl
Robert R. Harl

Agreed and accepted this 29th day of August, 2014.

/s/ John T. McNabb, II
John T. McNabb, II
Chairman of the Board
Willbros United States Holdings, Inc and
Willbros Group, Inc.

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